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Exhibit 3.2(ac)

LIMITED PARTNERSHIP AGREEMENT
OF

TEXAS LONE STAR TITLE, L.P.

        This Limited Partnership Agreement is made and entered into this 27th day of October, 1999, by and among BEAZER HOMES TEXAS HOLDINGS, INC., a Delaware corporation ("Beazer Texas"), as the sole general partner, and BEAZER HOMES SALES ARIZONA, INC., a Delaware corporation ("Beazer Arizona"), as the sole limited partner.

W I T N E S S E T H:

        WHEREAS, the parties hereto desire to form a Texas limited partnership for the limited purposes described herein; and

        WHEREAS, the parties hereto desire to set forth herein their respective rights, duties and obligations with respect to such limited partnership;

        NOW, THEREFORE, in consideration of the premises hereof, and of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Defined Terms.    The following terms have the meanings hereinafter indicated whenever used in this Agreement with initial capital letters:

        "Act" shall mean the Texas Revised Limited Partnership Act, Title 105, Article 6132a-1, et seq., as amended from time to time.

        "Agreement" shall mean this Limited Partnership Agreement, as amended from time to time.

        "Capital Account" shall mean a financial account to be established and maintained by the Partnership for each Partner, as computed from time to time to track each Partner's equity interest in the Partnership. The General Partner shall track each Partner's Capital Account by using any method required by the Code, the Regulations or any other law or, in the absence of any such requirement, the General Partner may select any reasonable method to reflect such Partner's equity interest in the Partnership with the consent of the Limited Partner.

        "Capital Contribution" shall mean the total amount of money and the net fair market value of property (as determined by the General Partner) contributed by each Partner to the Partnership pursuant to the terms of this Agreement.

        "Certificate" shall mean the Certificate of Limited Partnership of Texas Lone Star Title, L.P.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statutory provisions.

        "Fiscal Year" shall mean the taxable year of the Partnership, which initially shall be October 1 to September 30.

        "General Partner" shall mean Beazer Texas.

        "Limited Partner" shall mean Beazer Arizona.

        "Liquidating Trustee" shall mean such Person appointed by Limited Partners owning a majority of the Percentage Interests to act in the capacity provided in Article IX hereof.

        "Partners" shall mean the General Partner and the Limited Partner.

        "Partnership" shall mean Texas Lone Star Title, L.P., a Texas limited partnership.

        "Percentage Interests" shall mean initially 1% for the General Partner and 99% for the Limited Partner. In the event that any Partner transfers all or a portion of its Partnership Interest to any other Person, such Person shall be deemed to have received all or such proportionate share of the transferring Partner's Percentage Interest.

        "Person" shall mean any individual, partnership, limited liability company, corporation, trust or other entity.

        "Regulations" shall mean any and all temporary and final regulations promulgated under the Code, as amended from time to time.

        2.2    Generic Terms.    Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined in this Article I and the terms otherwise used in this Agreement their proper meanings.

ARTICLE II
ORGANIZATIONAL MATTERS

        2.1    Formation.    The Partnership has been formed and exists for the limited purposes described herein and shall be governed by and operated in accordance with the Act. The Partners shall execute, and the General Partner shall make, all other filings required by the Act or other applicable law with respect to the formation and operation of the Partnership.

        2.2    Name.    The name of the Partnership is "Texas Lone Star Title, L.P.," and the business of the Partnership shall be conducted under that name or such other name as may be selected by the General Partner.

        2.3    Principal Place of Business.    The principal place of business of the Partnership shall be located at 101 Southwestern Blvd., Suite 220, Sugar Land, TX 77478. The General Partner may change the principal place of business of the Partnership at any time and from time to time by providing written notice to the Partners.

        2.4    Registered Office and Agent.    The initial registered office of the Partnership shall be located at 350 North St. Paul St., Dallas, TX 75201 and the initial registered agent for the Partnership at such office shall be CT Corporation System.

        2.5    Term.    The term of the Partnership shall commence upon the filing of the Certificate and shall continue until the Partnership is dissolved in accordance with this Agreement or the Act.

        2.6    Other Activities of Partners.    Nothing in this Partnership Agreement shall in any way restrict, or be deemed to restrict, the freedom of any Partner to conduct any other business or activity whatsoever or require, or be deemed to require, accountability to the Partnership or to any other Partner with respect thereto or with respect to any opportunity therefor, even if such business or activity may compete with the business of the Partnership.

        2.7    Tax Status.    The Partners intend that the Partnership shall be treated as a disregarded entity for federal and state income tax purposes and the General Partner shall make such elections required to accomplish this intention.

ARTICLE III
BUSINESS OF THE PARTNERSHIP

        The business of the Partnership shall be to engage in any lawful activity. In furtherance thereof, the Partnership may exercise all powers necessary to or reasonably connected with the Partnership's business, which may be legally exercised by limited partnerships under the Act, and may engage in all activities necessary, customary, convenient or incident to any of the foregoing.

ARTICLE IV
CONTRIBUTIONS

        4.1    Initial Capital Contributions.    Simultaneously with the execution of this Agreement, the General Partner and the Limited Partner shall make Capital Contributions in the total amount of $1.00 and $99.00, respectively.

        4.2    Additional Capital Contributions.    The Partners may, but shall not be required to, contribute any additional amounts to the capital of the Company as and when requested by the General Partner.

        4.3    Withdrawal of Capital Contributions.    Except as otherwise provided in this Agreement or by the Act, (a) no Partner shall have the right to withdraw or reduce its Capital Contributions, or to demand and receive property, including cash, from the Company in return for its Capital Contributions during the term of the Company, (b) no interest shall be paid on Capital Contributions, and (c) any return of Capital Contributions to the Partners shall be solely from Company assets, and the General Partner shall not be personally liable for any such return.

ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS

        5.1    Available Cash.    Any distributable cash of the Partnership shall be distributed at such times as shall be determined by the General Partner in its sole discretion, and all such distributions shall be made to the Partners in accordance with their respective Percentage Interests.

        5.2    Other Distributions.    Distributions in connection with the dissolution and winding up of the Partnership shall be made in accordance with Article IX of this Agreement.

        5.3    Amounts Withheld for Taxes.    All amounts withheld pursuant to the Code or any provision of any federal, state, local or any other tax law with respect to any payment or distribution to a Partner shall be treated as a distribution to the Partner pursuant to this Article V for all purposes under this Agreement.

        5.4    Profits and Losses.    Any profit or loss realized by the Partnership for any Fiscal Year or other period shall be allocated to the Partners in accordance with their respective Percentage Interests.

ARTICLE VI
MANAGEMENT OF THE PARTNERSHIP

        6.1    Rights and Duties of General Partner.    The business and affairs of the Partnership shall be managed by the General Partner. Except for situations in which the written consent of all the Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership's business.

        6.2    Specific Authority.    Subject to the limitations set forth in this Agreement, the General Partner shall have full power and authority to do all things and to perform all acts reasonably necessary or advisable to conduct the business affairs of the Partnership including, without limitation, full power and authority to take any of the following actions:

          (a)   Enter into, make and perform such other contracts, undertakings, leases and agreements, and do such other acts as it may deem necessary or advisable, or as may be incidental to, or necessary for, the conduct of the business of the Partnership and the acquisition, ownership, management and disposition of the assets of the Partnership;

          (b)   Open accounts and deposit, withdraw and maintain funds in the name of the Partnership in banks, savings and loan associations or other financial institutions, except that Partnership funds shall not be commingled with the funds of any other Person;

          (c)   Employ from whatever source it deems reasonable such employees, property managers, contractors, brokers, attorneys, accountants, consultants and other persons as, in the judgment of the General Partner, are necessary or desirable for the prudent operation of the Partnership, with the expenses of the same to be paid by the Partnership;

          (d)   Borrow funds on behalf of the Partnership in such amounts as determined by the General Partner for the conduct of the business of the Partnership (including any expansion or diversification) and to pledge assets of the Partnership as security for any such loans;

          (e)   Purchase, at the expense of the Partnership, liability and other insurance as the General Partner deems necessary or appropriate for the protection of the Partnership's assets and business and the General Partner;

          (f)    Commence or defend litigation that pertains to the Partnership or any assets of the Partnership and investigate potential claims;

          (g)   Make accounting and tax elections and file all required tax returns relating to the Partnership in accordance with the provisions of this Agreement; and

          (h)   Be reimbursed for all reasonable and customary out-of-pocket expenses incurred in conducting the business of the Partnership.

        6.3    Time to be Devoted.    The General Partner shall devote such time to the Partnership business as shall be necessary to manage and supervise the Partnership business and affairs in an efficient manner.

        6.4    Compensation.    In exchange for services rendered to the Partnership, the General Partner may receive a monthly management fee in the amount equal to a fair market rate for the services provided to the Partnership, as determined by the General Partner in its sole and absolute discretion.

        6.5    No Liability.    The General Partner shall not be liable to the Partnership or to any Partner for any act or omission performed or omitted pursuant to the authority granted to them hereunder or by law, or for a loss resulting from any mistake or error in judgment on its part or from fraud, gross negligence or gross misconduct of any employee or agent of the Partnership, provided that the act or omission, the mistake or error in judgment or the selection of the employee or agent, as the case may be, did not result from the fraud, gross negligence or gross misconduct of such General Partner or an agent thereof.

        6.6    Indemnification.    In any threatened, pending or completed action, suit or proceeding to which the General Partner was or is a party or is threatened to be made a party by reason of the fact that the General Partner is or was acting in such capacity (other than an action by or in the right of the Partnership), the Partnership shall indemnify the General Partner against expenses, including attorneys' fees, judgments, and amounts paid in settlement actually and reasonably incurred by such Partner in connection with such action, suit, or proceeding if the General Partner acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that the conduct does not constitute fraud, gross negligence or gross misconduct.

        6.7    Participation in Management.    No Limited Partner shall participate in the management or control of the Partnership's business or transact any business for the Partnership, and no Limited Partner shall have the power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner in accordance with the provisions of this Agreement.

ARTICLE VII
ADMISSIONS, TRANSFERS AND WITHDRAWALS

        7.1    Admission of Additional Partners.    One or more additional Partners of the Partnership may be admitted to the Partnership with the consent of the Partners.

        7.2    Withdrawal.    No Partner shall have the right to withdraw except with the consent of the other Partners.

ARTICLE VIII
BOOKS AND RECORDS; BANK ACCOUNTS

        8.1    Books and Records.    The books and records of the Partnership shall, at the cost and expense of the Partnership, be kept or caused to be kept by the General Partner at the principal place of business of the Partnership. Such books and records will be kept on the basis of a calendar year, and will reflect all Partnership transactions and be appropriate and adequate for conducting the Partnership's business. At the cost and expense of the Partnership, the General Partner shall furnish annually to each Partner a balance sheet, an income statement, and a statement of source and application of funds of the Partnership for the immediately preceding Fiscal Year. In addition, the General Partner will make reasonable efforts to timely prepare and furnish to each Partner all information necessary for all Partners to prepare required tax returns. A Limited Partner, at his or her own expense, will have the right upon reasonable notice to inspect the books and records of the Partnership during business hours at the principal place of business of the Partnership.

        8.2    Bank Accounts.    All funds of the Partnership will be deposited in its name in an account or accounts maintained with such bank or banks selected by the General Partner. The funds of the Partnership will not be commingled with the funds of any other Person. Checks will be drawn upon the Partnership account or accounts only for the purposes of the Partnership and shall be signed by authorized representatives of the Partnership.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

        9.1    Dissolution.    The Partnership shall be dissolved upon the occurrence of any one of the following events:

          (a)   The unanimous written consent of the Partners; or

          (b)   The bankruptcy or dissolution of the sole remaining General Partner.

        9.2    Continuation of Business.    If an event of dissolution described in Section 9.1(b) occurs, the Partnership may be reconstituted and continued if, within 90 days after such event, all the remaining Partners agree in writing to continue the business of the Partnership and to admit one or more additional or substituted general partners. In such event, all Partners agree to amend this Agreement so as to accurately reflect their agreements with regard to the reconstituted partnership.

        9.3    Distribution on Dissolution.

          (a)   Unless the Partners elect to continue the Partnership pursuant to Section 9.2 hereof, upon dissolution of the Partnership, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Partnership and the distribution of assets pursuant to the provisions of this Section. The Liquidating Trustee shall have full authority to wind up the affairs of the Partnership and to make distributions provided herein.

          (b)   Upon dissolution of the Partnership, the Liquidating Trustee shall either sell the assets of the Partnership at the best price available, or the Liquidating Trustee may distribute to the Partners all or any portion of the Partnership's assets in kind. If any assets are to be distributed in kind, the Liquidating Trustee shall ascertain the fair market value (by appraisal or other reasonable means) of such assets, and each Partner's Capital Account shall be charged or credited, as the case may be, as if such asset had been sold for cash at such fair market value and the net gain or net loss recognized thereby had been allocated to and among the Partners in accordance with Article V above.

          (c)   All assets of the Partnership shall be applied and distributed in the following order:

      (i)
      First, to the payment and discharge of all the Partnership's debts and liabilities to creditors, including liabilities to Partners who are creditors, to the extent otherwise permitted by law;

      (ii)
      Next, to establish such reserves as the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership; and

      (iii)
      Finally, to the Partners in accordance with the positive balances of the Partners' Capital Accounts (after such Capital Accounts have been adjusted to reflect any profits or losses to be allocated to the Partners in connection with the dissolution and liquidation of the Partnership, or in such other manner determined reasonable by the General Partner with the consent of the Limited Partner, provided such manner does not violate any law or regulation, including any federal, Canadian or state income tax law or regulation.

        9.4    Cancellation of Certificate.    Upon the completion of the distribution of Partnership assets as provided in this Article IX, the Partnership shall be terminated, and the General Partners shall cause the cancellation of the Certificate and all amendments thereto, and shall take such other actions as may be necessary or appropriate to terminate the Partnership.

ARTICLE X
GENERAL

        10.1    Title to Partnership Property.    All property owned by the Partnership, including, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more Persons.

        10.2    Severability.    Every provision of this Agreement is intended to be severable. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity of the remainder of this Agreement.

        10.3    Governing Law.    This Agreement and rights and obligations of the parties hereto with respect to the subject matter hereof will be interpreted and enforced in accordance with, and governed exclusively by, the laws of the State of Texas, excluding the conflicts of law provisions thereof.

        10.4    Successors and Assigns.    This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors, heirs, and assigns.

        10.5    Waiver of Action for Partition.    Each of the Partners irrevocably waives during the term of the Partnership any right that he may have to maintain any action for partition with respect to any property of the Partnership.

        10.6    Headings.    The headings of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

        10.7    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, with the same effect as if all parties had signed the same documents, each of which will be considered an original, but all such counterparts together will constitute but one and the same Agreement.

        10.8    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement and the exhibits hereto supersede all prior written and all prior and contemporaneous oral agreements, understandings, negotiations and representations between the parties with respect to such subject matter.

        10.9    Amendment.    This Agreement may be amended only by an instrument in writing signed by all the Partners.

        10.10    Notices.    Each notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person or by first class United States mail, postage prepaid, to the party to whom addressed or by Federal Express or other nationally known overnight courier service to the address specified below or to such other address as the party may advise the other Partners as its address for notice hereunder.

        The initial address for notices shall be as follows:

        Partnership:

    Texas Lone Star Title, L.P.
    101 Southwestern Blvd.
    Suite 220
    Sugar Land, TX 77478

        General Partner:

    Beazer Homes Texas Holdings, Inc.
    5775 Peachtree Dunwoody Road
    Suite B-200
    Atlanta, GA 30342

        Limited Partner:

    Beazer Homes Arizona, Inc.
    5775 Peachtree Dunwoody Road
    Suite B-200
    Atlanta, GA 30342

        All notices shall be deemed given upon the earlier to occur of: (i) the date of actual receipt; (ii) the date of refusal of delivery; (iii) (a) as to hand delivery, the date of delivery, (b) as to overnight courier service, the date following the deposit with the overnight courier service, and (c) as to the US Mails, three business days after depositing in the US Mails.

        10.11    Construction.    None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of the Partnership or other third parties.

        10.12    Waiver.    No consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by such other Partner of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Partner of the same or any other obligation of such other Partner under this Agreement. Failure on the part of any Partner to complain of any act or failure to act of any other Partner or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights under this Agreement.

        [Signatures on following page]

        IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

GENERAL PARTNER:
BEAZER HOMES TEXAS HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:
LIMITED PARTNER:
BEAZER HOMES SALES ARIZONA, INC., a Delaware corporation
By:
Name:
Title:

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  Exhibit 3.2(ac)
LIMITED PARTNERSHIP AGREEMENT OF TEXAS LONE STAR TITLE, L.P.